UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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800 Nicollet Mall, Suite 800
Mail Stop J09N05
Minneapolis, Minnesota 55402
612 303-6000

March 16, 2011

Dear Shareholders:

You are cordially invited to join us for our 2011 annual meeting of shareholders, which will be held on Wednesday, May 4, 2011, at 2:30 p.m., Central Time, in the Huber Room on the 12th floor of our Minneapolis headquarters in the U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota. The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting.

We are furnishing our proxy materials to you over the Internet, which will reduce our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to you, which contains instructions on how to access our proxy statement and annual report and vote online. The Notice of Availability also contains instructions on how to request a printed set of proxy materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Availability and the proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Andrew S. Duff
Chairman and Chief Executive Officer

800 Nicollet Mall, Suite 800
Mail Stop J09N05
Minneapolis, Minnesota 55402
612 303-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, May 4, 2011, at 2:30 p.m., Central Time

Place:	The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402

Items of Business:	1. The election of eight directors, each for a one-year term.

2. Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the fiscal year ending December 31, 2011.

3. An advisory vote to approve the compensation of the officers disclosed in the attached proxy statement, or a “say-on-pay” vote.

4. An advisory vote recommending the frequency of future say-on-pay votes, or a “say-when-on-pay” vote.

5. Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 8, 2011.

Voting by Proxy:	Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than 11:59 p.m. Eastern Daylight Time on Tuesday, May 3, 2011. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on May 4, 2011

Our proxy statement and 2010 annual report are available at www.piperjaffray.com/proxymaterials

By Order of the Board of Directors

James L. Chosy
Secretary

March 16, 2011

PROXY STATEMENT

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PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2011

The Board of Directors of Piper Jaffray Companies is soliciting proxies for use at the annual meeting of shareholders to be held on May 4, 2011, and at any adjournment or postponement of the meeting. Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report online, is first being mailed to shareholders on or about March 16, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders, and management will report on matters of current interest to our shareholders and respond to questions from our shareholders. The matters outlined in the notice include the election of directors, the ratification of the selection of our independent auditor for 2011, an advisory vote to approve the compensation of our officers disclosed in this proxy statement, or a “say-on-pay” vote, and an advisory vote recommending the frequency of future say-on-pay votes, or a “say-when-on-pay” vote.

Who is entitled to vote at the meeting?

The Board has set March 8, 2011 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 8, 2011, you are entitled to vote at the meeting. As of the record date, 19,344,172 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 19,344,172 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2011 annual meeting of shareholders. These executive officers are James L. Chosy and Debbra L. Schoneman.

What is a proxy statement?

It is a document that we are required to make available to you by Internet or, if you request, by mail in accordance with regulations of the Securities and Exchange Commission, when we ask you to designate proxies to vote your shares of Piper Jaffray Companies common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the Securities and Exchange Commission and rules of the New York Stock Exchange.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

As permitted by Securities and Exchange Commission rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners who have not previously requested a printed set of proxy materials. The Notice of Availability contains instructions on how to access our proxy statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

How can I get electronic access to the proxy materials if I don’t already receive them via e-mail?

To get electronic access to the proxy materials, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials. Once you have your control number, you may either go to www.proxyvote.com and enter your control number when prompted, or send an e-mail requesting electronic delivery of the materials to sendmaterial@proxyvote.com.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”

How do I submit my proxy?

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

•	through the Internet using www.proxyvote.com;

•	over the telephone by calling a toll-free number; or

•	if you receive a paper copy of the proxy card after requesting the proxy materials by mail, you may sign, date and mail the proxy card.

To vote by telephone or Internet, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for shareholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Materials from your broker, bank, trust or other nominee, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

How do I vote if I hold shares in the Piper Jaffray Companies Retirement Plan or U.S. Bank 401(k) Savings Plan?

If you hold shares of Piper Jaffray common stock in the Piper Jaffray Companies Retirement Plan or U.S. Bank 401(k) Savings Plan, the submission of your proxy by Internet or telephone or your completed proxy card will serve as voting instructions to the respective plan’s trustee. Your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the Piper Jaffray Companies Retirement Plan and U.S. Bank 401(k) Savings Plan, the trustee of each plan will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under “How do I submit my proxy?”

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Piper Jaffray Companies Retirement Plan or U.S. Bank 401(k) Savings Plan, you may submit voting instructions as described above, but you may not vote your Piper Jaffray shares held in the Piper Jaffray Companies Retirement Plan or U.S. Bank 401(k) Savings Plan in person at the meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the year ending December 31, 2011;

•	FOR the advisory approval of the compensation of our officers included in this proxy statement; and

•	THREE YEARS for the advisory vote on the frequency of future say-on-pay votes.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the year ending December 31, 2011;

•	FOR the advisory approval of the compensation of our officers included in this proxy statement; and

•	THREE YEARS for the advisory vote on the frequency of future say-on-pay votes.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2011, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Ernst & Young as our independent auditor for the year ending December 31, 2011, the rules permit member brokers (other than our broker-dealer subsidiary, Piper Jaffray & Co.) to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”

Our broker-dealer subsidiary, Piper Jaffray & Co., is a member broker of the New York Stock Exchange and may be a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Jaffray & Co. clients. Because Piper Jaffray & Co. is our affiliate, New York Stock Exchange rules prohibit Piper Jaffray & Co. from voting uninstructed shares even on routine matters. Instead, Piper Jaffray & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by Internet or telephone before 11:59 p.m. Eastern Daylight Time on Tuesday, May 3, 2011;

•	by submitting a later-dated proxy to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

•	The eight director nominees who receive the most votes cast at the meeting in person or by proxy will be elected.

•	The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

•	If the advisory vote on the compensation of our officers included in this proxy statement receives more votes “for” than “against,” then it will be deemed to be approved.

•	The frequency of the advisory vote on compensation receiving the highest number of votes (one, two or three years) by shareholders will be considered the frequency recommended by shareholders.

The advisory votes on the compensation of our executives and the frequency of future say-on-pay votes are not binding on us or the Board, but we will consider the shareholders’ advisory input on these matters when establishing compensation for our executive officers in future years and recommending the frequency of future say-on-pay votes.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each director nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2011 and the advisory say-on-pay vote. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on the advisory vote regarding the frequency of future say-on-pay votes. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. With respect to the proposal to approve the advisory say-on-pay vote, if you abstain from voting or if you do not vote your shares or submit voting instructions, this will have no effect on the outcome of the vote. With respect to the advisory vote regarding the frequency of future say-on-pay votes, the option among one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed to be the frequency selected by shareholders. Abstentions, a failure to vote or broker non-votes on this matter therefore will not affect the outcome of the vote on the matter.

How can I attend the meeting?

All of our shareholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. To help us plan for the meeting, please let us know whether you expect to attend, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Piper Jaffray pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the annual meeting for a fee of approximately $20,000 plus reimbursement of out-of-pocket expenses. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

ITEM 1 — ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors is nine. Virginia Gambale, who currently serves on our Board of Directors, will not be standing for re-election at the 2011 annual meeting of shareholders. Effective at the close of the annual meeting, the size of our Board of Directors will be decreased to eight directors. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated eight current members of the Board for election at the 2011 annual meeting, who are Andrew S. Duff, Michael R. Francis, B. Kristine Johnson, Addison L. Piper, Lisa K. Polsky, Frank L. Sims, Jean M. Taylor and Michele Volpi. These individuals will each be a candidate for election to the Board to serve until our 2012 annual meeting of shareholders or until his or her successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. The eight nominees receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than eight directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our Board of Directors.

The Board of Directors recommends a vote FOR the election of the eight director nominees. Proxies will be voted FOR the election of the eight nominees unless otherwise specified.

Following is biographical information for each of the nominees for election as a director.

ANDREW S. DUFF:  Age 53, chairman and chief executive officer since December 31, 2003. Mr. Duff became chairman and chief executive officer of Piper Jaffray Companies following completion of our spin-off from U.S. Bancorp on December 31, 2003. He has served as chairman of our broker-dealer subsidiary since 2003, as chief executive officer of our broker-dealer subsidiary since 2000 and as president of our broker-dealer subsidiary since 1996. He has been with Piper Jaffray since 1980. Prior to the spin-off from U.S. Bancorp, Mr. Duff also was a vice chairman of U.S. Bancorp from 1999 through 2003.

MICHAEL R. FRANCIS:  Age 48, director since December 31, 2003. Mr. Francis is executive vice president and chief marketing officer for Target Corporation, a position he has held since August 2008. Target Corporation operates Target-brand general merchandise discount stores and an online business, Target.com. Mr. Francis began his career with Marshall Field’s department stores in 1986 and has been with Target Corporation since its acquisition of Marshall Field’s in 1990. He previously served Target Corporation as executive vice president, marketing from 2003 until August 2008, senior vice president, marketing from 2001 to 2003, and as senior vice president, marketing and visual presentation of the department store division from 1995 to 2001. Prior to that, he held a variety of positions within Target

Corporation. Mr. Francis served as a director of Lenox Group, Inc. (formerly known as Department 56, Inc.), a publicly traded company, from July 2001 through September 2005.

B. KRISTINE JOHNSON: Age 59, director since December 31, 2003. Since 2000, Ms. Johnson has been president of Affinity Capital Management, a Minneapolis-based venture capital firm that invests primarily in seed and early-stage health care companies in the United States. Ms. Johnson served as a consultant to Affinity Capital Management in 1999. Prior to that, she was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving most recently as senior vice president and chief administrative officer from 1998 to 1999. Her experience at Medtronic also included service as president of the vascular business and president of the tachyarrhythmia management business, among other roles. Ms. Johnson served as a director of ADC Telecommunications, Inc. from 1990 through 2006.

ADDISON L. PIPER:  Age 64, director since December 31, 2003. Mr. Piper retired from Piper Jaffray effective at the end of 2006, having served as vice chairman of Piper Jaffray Companies since the completion of our spin-off from U.S. Bancorp on December 31, 2003. He worked for Piper Jaffray from 1969 through 2006, serving as assistant equity syndicate manager, director of securities trading and director of sales and marketing. He served as chief executive officer from 1983 to 2000 and as chairman from 1988 to 2003. From 1998 through August 11, 2006, Mr. Piper had responsibility for our venture and private capital fund activities. Mr. Piper also is a member of the board of directors of Renaissance Learning Corporation.

LISA K. POLSKY:  Age 54, director since May 2, 2007. Since May 2010, Ms. Polsky has been executive vice president, chief risk officer of CIT Group, Inc., a bank holding company that focuses on small business and middle market lending and financing. Prior to joining CIT Group, Ms. Polsky worked at Jane Street Capital, LLC, a New York-based quantitative proprietary trading firm, from February 2009 until May 2010. From March 2008 until joining Jane Street Capital, she served as partner and head of global investment solutions for Duff Capital Advisors, which provided portfolio solutions to funding liabilities and fulfilling investment needs, particularly in the retirement space. She previously served as the president of Polsky Partners, a New York-based consulting firm specializing in hedge fund allocation, risk management and valuation policy, which she founded in 2002. Ms. Polsky also has served as managing director, head of client financing services and head of leveraged client channel with Merrill Lynch & Co., Inc. from 2000 to 2002, and as managing director, chief risk officer, head of risk policy, chief derivative strategist and head of product development at Morgan Stanley DW Inc. from 1996 to 2000. Ms. Polsky served as a member of the board of directors of thinkorswim Group Inc. from 2007 until June 2009 while it was a publicly traded company.

FRANK L. SIMS:  Age 60, director since December 31, 2003. Mr. Sims retired from Cargill, Inc. effective at the end of 2007, having served as corporate vice president, transportation and product assurance and a member of the management corporate center since July 2000. Cargill is a marketer and distributor of agricultural and industrial products and services. Mr. Sims had responsibility for global transportation and supply chain solutions and served as a member of the risk management and financial solutions platform. He joined Cargill in 1972 and served in a number of executive positions, including president of Cargill’s North American Grain Division from 1998 to 2000. Mr. Sims is a member of the board of directors of PolyMet Mining Corp., and he served as a member of the board of directors of Tennant Company from 1999 through 2007.

JEAN M. TAYLOR:  Age 48, director since July 27, 2005. Ms. Taylor most recently served as the president and chief executive officer of Taylor Corporation, positions she held until July 2010. Ms. Taylor was appointed president of Taylor Corporation in 2001 and chief executive officer in 2007. Taylor Corporation is a privately held group of approximately 80 affiliated entrepreneurial companies engaged in marketing, fulfillment, personalization and printing services. These businesses operate throughout North America, Europe and Australia and together employ more than 15,000 employees. Ms. Taylor joined Taylor Corporation in 1994 as vice president and served as executive vice president from 1999 to 2001.

MICHELE VOLPI:  Age 47, director since February 3, 2010. Mr. Volpi most recently served as the president and chief executive officer and as a director of H.B. Fuller Company from December 2006 to November 2010. H.B. Fuller and its subsidiaries manufacture and market adhesives and specialty chemical products worldwide. Prior to becoming president and chief executive officer, he was group president, general manager of the global adhesives division of H.B. Fuller from December 2004 to December 2006. Prior to that position, he served as global strategic business unit manager, assembly for H.B. Fuller from June 2002 to December 2004. From 1999 to June 2002, Mr. Volpi served as general manager, marketing for General Electric Company.

Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, investment banking, finance and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our company:

•	Mr. Duff has been our chairman and chief executive officer since our spin-off from U.S. Bancorp in 2003, and has 30 years of experience in the capital markets industry with Piper Jaffray. The Board believes he has the knowledge of our company and its business necessary to help formulate and execute our business plans and growth strategies.

•	Mr. Francis serves as executive vice president and chief marketing officer for Target Corporation, a Fortune 50 public company based in Minnesota. As an executive officer of one of the largest public companies in the United States, he brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his 25 years in the retail industry. Mr. Francis also has prior experience as a public company director.

•	Ms. Johnson has extensive experience in both the health care industry and the venture capital business, with the health care industry being one of our primary areas of focus. She has served as president of a venture capital firm investing in health care companies and as a senior officer in various roles at Medtronic, a global leader in medical technology and a Minnesota-based public company. Her deep ties to the health care industry and the venture capital business provide the Board with valuable insights and knowledge, both from a client and public company perspective. Ms. Johnson also has prior experience as a public company director in the telecommunications and industrial manufacturing industries.

•	Mr. Piper has been a part of our company since 1969, serving in many roles, including chief executive officer from 1983 to 2000 and vice chairman following our spin-off from U.S. Bancorp until his retirement. His experience with the company provides deep institutional knowledge as well as a comprehensive understanding of the financial services industry. Mr. Piper also has experience as a public company director, currently serving on the board of directors of Renaissance Learning, an education software company.

•	Ms. Polsky has extensive experience in the financial services industry, having served as a managing director at both Morgan Stanley and Merrill Lynch. Ms. Polsky currently serves as chief risk officer of CIT Group, a position she previously held at Morgan Stanley, providing valuable experience and insights relating to risk management, an important discipline for a securities firm such as our company. Ms. Polsky’s significant financial experience caused the Board to determine that she is an audit committee financial expert under applicable rules of the Securities and Exchange Commission. Ms. Polsky also has experience as a public company director, having served on the board of directors of thinkorswim Group Inc., an online brokerage specializing in options, from 2007 until its sale to TD Ameritrade in June 2009.

•	Mr. Sims has significant management, financial, and risk management knowledge and experience gained from his role as a senior executive of Cargill, a large, diversified, international company.

He has served as chairman of the Federal Reserve Bank of Minneapolis and has current and prior experience as a public company director. His leadership experience as an executive of one of the country’s largest private companies and his considerable experience in oversight roles as a director, provides valuable experience, insight and judgment to the Board. The Board also determined that Mr. Sims is an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

•	Ms. Taylor has extensive management and financial experience from her service as president and chief executive officer of Taylor Corporation, one of the largest privately held companies in the United States. She also has a thorough understanding of strategy, leadership development and employee relations, which has benefited the Board and management in shaping the company’s culture.

•	Mr. Volpi most recently served as the president and chief executive officer and a director of H.B. Fuller Company, a large, global public company based in Minnesota. His experience from having served as chief executive officer of a public company as well as his significant business experience with international operations, a primary focus area of our business and strategy, provides valuable perspective and insight to our management and to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, and, annually in November, each committee reviews its charter, performs a self-evaluation and establishes a plan for committee activity for the upcoming year. The committee charters are all available on our website at www.piperjaffray.com, together with our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters.

Codes of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Jaffray must comply with both codes. Both codes are available on our website at www.piperjaffray.com. We will post on our website at www.piperjaffray.com or file a Form 8-K with the Securities and Exchange Commission disclosing any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.

Director Independence

Under applicable rules of the New York Stock Exchange, a majority of the members of our Board of Directors must be independent, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Piper Jaffray. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on our website at www.piperjaffray.com.

The Board has affirmatively determined, in accordance with our Director Independence Standards, that none of our non-employee directors has a material relationship with Piper Jaffray and that each of them is independent. When determining the independence of our independent directors, the Board considered the following types of transactions or arrangements: (i) with respect to Messrs. Francis, Piper and Volpi, and Ms. Gambale, Ms. Johnson, Ms. Taylor and Ms. Polsky, the Board considered commercial relationships between Piper Jaffray and companies with which each of those directors is associated or an immediate family member of the director is associated that are deemed to be immaterial under our Director Independence Standards; (ii) with respect to Messrs. Piper and Sims, and Ms. Johnson and Ms. Taylor, the Board considered relationships between Piper Jaffray and charitable foundations or other non-profit organizations with which each of those directors or an immediate family member of the director is associated and that are deemed to be immaterial under our Director Independence Standards; (iii) with respect to Mr. Piper, the Board considered relationships between him and funds formerly managed by Piper Jaffray, including his ownership of interests in certain such funds that are deemed to be immaterial under our Director Independence Standards, and his service on the investment committee for certain such funds which the Board determined to be immaterial given the nature of the relationship to Piper Jaffray (e.g., the funds are no longer managed by Piper Jaffray) and the immateriality of the fees ($4,000) received by Mr. Piper for his service on the investment committee; and (iv) with respect to Ms. Johnson, the Board considered our employment of her nephew as an associate in our investment banking group and determined the relationship to be immaterial given the nature of the family relationship (e.g., not included in the definition of immediate family members as commonly defined) and the junior level of the position involved.

Mr. Duff cannot be considered an independent director under New York Stock Exchange corporate governance rules because he is employed as our chief executive officer.

Board Leadership Structure and Lead Director

Since our spin-off from U.S. Bancorp, Mr. Duff has served in the combined roles of chairman and chief executive officer. Since 2006, the Board has appointed a lead director of the Board. Mr. Francis currently serves as the lead director. The lead director has the following duties and responsibilities, as described in our Corporate Governance Principles:

•	presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

•	serves formally as a liaison between the chief executive officer and the independent directors;

•	monitors Board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

•	monitors information sent to the Board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

•	has authority to call meetings of the independent directors; and

•	if requested by major shareholders, makes himself available for consultation and direct communication.

We believe that Mr. Duff’s combined service as chairman and chief executive officer creates unified leadership for the Board and the company, with one cohesive vision for our organization. This leadership structure, which is common among U.S.-based publicly traded companies, demonstrates to our clients, employees and shareholders that the company is under strong leadership. As chairman and chief executive officer, Mr. Duff helps shape the strategy ultimately set by the entire Board and also leverages his operational experience to balance growth and risk management. We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees described below and the coordination between the chief executive officer and the independent directors conducted by the lead director help provide effective oversight of our company’s strategic plans and operations. We believe having one person serve as chairman and chief executive officer is in the best interests of our company and our shareholders at this time.

Board Involvement in Risk Oversight

The company’s management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks; the Board is not responsible, however, for defining or managing the company’s various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management is a factor the Board and the Nominating and Governance Committee consider when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during 2010. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the company, including operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the company’s compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Meetings of the Outside Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Mr. Duff and other members of management do not participate. Mr. Francis, our lead director, serves as the presiding director at executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of that committee. At least once annually, our independent directors meet in an executive session without the directors who are not independent under New York Stock Exchange rules.

Committees of the Board

We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below shows the current membership of these committees:

Nominating and
	Audit	Compensation	Governance
Director	Committee	Committee	Committee

Michael R. Francis			Chair
Virginia Gambale	X
B. Kristine Johnson			X
Lisa K. Polsky	X	X
Frank L. Sims	Chair	X
Jean M. Taylor		X	X
Michele Volpi		Chair

Mr. Volpi became chairperson of the Compensation Committee on February 2, 2011, and Ms. Taylor will be appointed to the Audit Committee on May 4, 2011, as Ms. Gambale transitions off of the Board and this committee.

Audit Committee

The Audit Committee’s purpose is to oversee the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. As discussed above, the Audit Committee is primarily responsible for monitoring management’s responsibility in the area of risk oversight. The Audit Committee also meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in the proxy statement.

The responsibilities of the Audit Committee are more fully described in the Committee’s charter. The Audit Committee met eight times during 2010. The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission), that all members are financially literate and have the accounting or related financial expertise required by the New York Stock Exchange rules, and that each of Mr. Sims and Ms. Polsky is an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the executive officers, oversees succession planning for the executive officers jointly with the Nominating and Governance Committee and ensures that our compensation and employee benefit programs are aligned with our compensation and benefits philosophy. These responsibilities also include reviewing and discussing with management whether the company’s compensation arrangements are consistent with effective controls and sound risk management. The Committee has full discretion to determine the amount of compensation to be paid to the executive officers. The Committee also has sole authority to evaluate the chief executive officer’s performance and determine the compensation of the chief executive officer based on this evaluation. The Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to our non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of these plans.

The Committee has delegated authority to our chief executive officer under our 2003 Annual and Long-Term Incentive Plan (the “Incentive Plan”) to allocate awards to employees (other than our executive officers) in connection with our annual equity grants made in the first quarter of each year (as part of the payment of incentive compensation for the preceding year). Under this delegated authority, the Committee approves the aggregate amount of equity to be awarded to all employees other than executive officers, and the chief executive officer approves the award recipients and specific amount of equity to be granted to each recipient. All other terms of the awards are determined by the Committee. The Committee also has delegated authority to the chief executive officer to grant equity awards to employees other than executive officers in connection with recruiting, retention and significant promotions. This delegation permits the chief executive officer to determine the recipient of the award as well the type and amount of the award, subject to an annual share limitation set by the Committee each year. All awards granted pursuant to this delegated authority must be made in accordance with our equity grant timing policy described below in “Compensation Discussion and Analysis — Equity Grant Timing Policy.” All other terms of the awards are determined by the Committee.

The work of the Committee is supported by our human resources department, primarily through our global head of human resources, as well as by our finance department, primarily through our chief financial officer. These personnel work closely with the chief executive officer and, as appropriate, the general counsel and assistant general counsel, to prepare and present information and recommendations for review and consideration by the Committee, as described below under “Compensation Discussion and Analysis — Setting Compensation — Involvement of Executive Officers.”

In 2010, the Compensation Committee engaged an independent outside compensation consultant, Towers Watson, to provide general advice to the Committee, as described below under “Compensation Discussion and Analysis — Setting Compensation — Compensation Consultant.”

The Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee’s charter. For more information regarding the Committee’s process in setting compensation, please see “Compensation Discussion and Analysis — Setting Compensation” below. The Compensation Committee met five times during 2010. The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Piper Jaffray. In particular, the Committee assesses the independence of our Board members, identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Principles, reviews the annual evaluation process for the chief executive officer, the Board and Board committees, and oversees the succession planning process for the executive officers jointly with the Compensation Committee. The Nominating and Governance Committee also oversees administration of our related person transaction policy and reviews the transactions submitted to it pursuant to such policy. The responsibilities of the Nominating and Governance Committee are more fully described in the Committee’s charter. The Nominating and Governance Committee met four times during 2010. The Board has determined that all members of the Nominating and Governance Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Meeting Attendance

Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board of Directors held five meetings during 2010. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during 2010. Attendance at our Board and committee meetings during 2010 averaged 98.0% for our directors as a group, and all of our directors attended our 2010 annual meeting of shareholders.

Procedures for Contacting the Board of Directors

The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.

Procedures for Selecting and Nominating Director Candidates

The Nominating and Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies on the Board that arise between shareholder meetings must timely provide the Nominating and Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402.

Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of shareholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise, experience as a director of a public company, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. Based on these factors and the qualifications and background of each director, the Board believes that its current composition is diverse. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Committee will reassess the qualifications of a director, including the director’s attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for reelection.

Compensation Program for Non-Employee Directors

During 2010, non-employee directors received a $60,000 annual cash retainer for service on our Board and Board committees. Also, the lead director and the chairperson of the Audit Committee each received an additional annual cash retainer of $20,000, the chairperson of the Compensation Committee received an additional annual cash retainer of $10,000, and the chairperson of the Nominating and Governance Committee received an additional annual cash retainer of $5,000. Our non-employee director compensation program provides that each non-employee director receives a $60,000 grant of stock on the date of a director’s initial election or appointment to the Board for a number of shares determined by dividing $60,000 by the closing price of our common stock on the date of initial election or appointment. Directors whose service on the Board continues following each annual meeting of our shareholders receive an annual equity grant of $60,000 as of the date of the annual meeting. All equity awards granted to our non-employee directors are granted under the Incentive Plan. Non-employee directors who join our Board after the first month of a calendar year are paid a pro rata annual retainer and awarded a pro rata annual equity award based on the period they serve as a director during the year.

Our non-employee directors may participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company. The plan permits our non-employee directors to defer all or a portion of the cash payable to them and shares of common stock granted to them for service as a director of Piper Jaffray for any calendar year. All cash amounts and share grants deferred by a participating director are credited to a recordkeeping account and deemed invested in shares of our common stock as of the date the deferred fees otherwise would have been paid or the shares otherwise would have been issued to the director. This deemed investment is measured in phantom stock, and no shares of common stock are reserved, repurchased or issued pursuant to the plan. With respect to cash amounts that have been deferred, the fair market value of all phantom stock credited to a director’s account will be paid out to the director (or, in the event of the director’s death, to his or her beneficiary) in a single lump-sum cash payment following the director’s cessation of service. The amount paid out will be determined based on the fair market value of the stock on the last day of the year in which the director’s service with us terminates. Share amounts that have been deferred will be paid out to the director (or, in the event of the director’s death, to his or her beneficiary) in the form of shares of common stock in an amount equal to the full number of shares credited to the non-employee director’s account as of the last day of the year in which the cessation of service occurred. Directors who elect to participate in the plan are not required to pay income taxes on amounts or grants deferred but will instead pay income taxes on the amount of the lump-sum cash payment paid to the director (or beneficiary) at the time of such payment. Our obligations under the plan are unsecured general obligations to pay in the future the value of the participant’s account pursuant to the terms of the plan.

Non-employee directors may participate in our charitable gift matching program, pursuant to which we will match a director’s gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,500 per year. We also reimburse for reasonable out-of-pocket expenses incurred in connection with their service on the Board and committees of the Board. Employees of Piper Jaffray who also serve as directors receive compensation for their service as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2010.

Non-Employee Director Compensation for 2010

	Fees Earned or Paid in Cash
	Annual		Additional		Stock		All Other
	Retainer		Retainer		Awards(1)(2)		Compensation(3)	Total
Director	($)		($)		($)		($)	($)

Michael R. Francis	60,000		25,000		60,026	(4)	—	145,026
Virginia Gambale	60,000		—		60,026	(4)	—	120,026
B. Kristine Johnson	60,000		—		60,026		1,000	121,026
Addison L. Piper	60,000		—		60,026		5,500	125,526
Lisa K. Polsky	60,000	(4)	10,000	(4)	60,026	(4)	1,500	131,526
Frank L. Sims	60,000		20,000		60,026	(4)	1,500	141,526
Jean M. Taylor	60,000		—		60,026	(4)	—	120,026
Michele Volpi	54,578	(5)	—		114,630	(6)	—	169,208

(1)	Represents the aggregate grant date fair value calculated in accordance with generally accepted accounting principles.

(2)	As of December 31, 2010, our non-employee directors held stock and option awards as set forth in the table below. The stock award values are based on the $35.01 closing sale price of our common stock on the New York Stock Exchange on December 31, 2010, and the option award values are based on the difference between the exercise price of the in-the-money stock options and the closing price of $35.01. The amounts for Mr. Piper include restricted stock and stock option awards granted to him in 2004, 2005 and 2006 during his tenure as an executive officer of the company.

	Stock	Year-End Value of	Option	Year-End Value of
	Awards	Stock Awards	Awards	Option Awards
Director	(#)	($)	(#)	($)

Michael R. Francis	4,573	160,101	11,800	39,991
Virginia Gambale	3,033	106,185	—	—
B. Kristine Johnson	4,573	160,101	11,800	39,991
Addison L. Piper	11,868	415,499	11,614	—
Lisa K. Polsky	4,742	166,017	—	—
Frank L. Sims	4,573	160,101	11,800	39,991
Jean M. Taylor	4,573	160,101	5,963	6,442
Michele Volpi	2,713	94,982	—	—

(3)	All other compensation for non-employee directors for the year ended December 31, 2010 consists of the following:

•	The amounts for Ms. Johnson, Ms. Polsky and Mr. Sims consist of charitable matching contributions made by Piper Jaffray.

•	The amount for Mr. Piper consists of fees paid for his service as a member of an investment committee for certain funds previously managed by Piper Jaffray, and charitable matching contributions.

(4)	These amounts were deferred pursuant to the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors.

(5)	Reflects a pro rata portion of the full annual retainer for the portion of the year Mr. Volpi served on the Board (February 3, 2010 — December 31, 2010).

(6)	Includes Mr. Volpi’s initial equity grant of $60,000 for joining the Board of Directors (1,282 shares issued on February 3, 2010 using the closing price of our common stock on that day of $46.82) as well as the pro rata portion of his annual equity grant equal to $54,578 for the portion of the year Mr. Volpi served on the Board (February 3, 2010 — December 31, 2010).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following is an executive summary of our 2010 compensation program, which addresses significant compensation practices, 2010 performance highlights, and an overview of 2010 compensation.

Overview of Significant Compensation Practices.

Our significant compensation practices include the following:

•	Pay-for-performance. Our annual incentive plan is funded through profitability, and awards from this plan correspond with our level of profitability for a given year. For 2010, year-over-year net income declined by $6 million and total compensation, including annual incentives, for our chief executive officer and president and chief operating officer declined. Total compensation (as measured internally by the company) declined by 7.14% for our chief executive officer and 8.33% for our president and chief operating officer, with annual incentives decreasing by 17.01% and 19.44%, respectively. In 2008, we failed to achieve profitability during the credit crisis, and no annual incentive payments were awarded (i.e., executives were only paid their base salary).

•	No employment or change-in-control agreements. We do not have employment agreements with our executive officers. Further, we do not have separate change-in-control agreements (often referred to as “golden parachute” arrangements) that would pay a certain multiple of an executive’s compensation (e.g., base salary) upon a change-in-control of the company.

•	Annual incentives in equity. Our equity awards each year are not in addition to other incentive amounts. Rather, we calculate a total annual incentive, then divide that amount between cash and equity. As an example, our chief executive officer receives an annual incentive award (no other annual payments) that is split evenly between cash and equity.

•	Limited perquisites. Subject to a one-time exception related to our acquisition of Advisory Research, Inc., our executives receive only limited perquisites.

•	No tax gross-ups. We do not pay our executive officers additional amounts to cover tax liability arising from compensation they receive from us.

2010 Performance Highlights

Although the macroeconomic environment in 2010 proved more challenging than we expected at the beginning of the year, we took actions during the year aimed at improving our profitability for the longer term and experienced improved financial results in the fourth quarter.

•	We generated revenues of $530.1 million, up from $486.8 million in 2009, which is our highest level of revenues since becoming a public company.

•	Our net income was $24.4 million, which was down from $30.4 million in 2009. Without the European restructuring charge of $9.3 million, our net income for the year would have exceeded that of 2009, evidencing an improved annual performance and a significant improvement since the credit crisis of 2008.

•	We materially diversified our business mix with the acquisition of Advisory Research, Inc., a Chicago-based asset management firm, increasing the portion of our net revenues attributable to asset management from 13% in 2010 from 3% in 2009. In addition, pre-tax operating income attributable to this business increased to 28% from a small loss in 2009.

•	We significantly restructured our European operations, which will improve our financial performance going forward and allow us to invest more resources in China, where we believe we have compelling opportunities. In 2010, for example, 23% of our global capital raised was for China-based clients, up from 9% in 2009, and we completed 14 bookrun offerings for China-based companies, a significant year-over-year increase.

•	As the capital markets backdrop began to improve in the fourth quarter, we increased our economic fee share for equities investment banking, generating increased public offering fees from bookrun underwriting transactions. A record 63% of our domestic public offerings fees were generated from bookrun business.

Overview of 2010 Compensation

Throughout this proxy statement, we refer to our chief executive officer, chief financial officer, and each of our three other most highly compensated executive officers for 2010, as the “named executive officers.” Jon W. Salveson, who was an executive officer of our company during 2010 and would have been one of our three most highly compensated executive officers if he had continued to serve as an executive officer at the end of the year, is also a “named executive officer” for purposes of this proxy statement. The most significant actions taken in 2010 with respect to our named executive officers’ compensation are as follows:

•	Base Salaries. Base salaries historically have been a small component of our named executive officers’ total compensation, and prior to 2010 we had increased base salaries only once since our spin-off from U.S. Bancorp in December 2003. We increased the base salaries in 2010 as a percentage of total compensation to mitigate the potential for risk-taking generally associated with a compensation mix more heavily weighted to annual performance and in recognition of the importance of key leadership and daily accountabilities of our senior leaders. As a result, our named executive officers (other than Mr. O’Brien who joined us in March following the acquisition of Advisory Research, Inc.) received salary increases in 2010 ranging from 53% to 62%.

•	Annual Incentive Compensation. For 2010, our annual incentive program, based on a measure of pre-tax operating income, was largely consistent with 2009 although the overall incentive pool decreased slightly along with our profitability for the year. We also adjusted the overall incentive pool downward to account for the shift in the mix of compensation that accompanied increased base salaries. Regarding the payouts under our 2010 annual incentive program:

➢	Annual incentives decreased 17.01% for our chief executive officer, 31.75% for our chief financial officer, and 19.44% for our president and chief operating officer. These decreases resulted not only from the shift in compensation mix to base salary, but also from a year-over-year reduction in profitability. (We have not included comparative information for our general counsel as this is the first year he has been included in our proxy statement.)

➢	Total compensation (base salary plus annual incentives) for our chief executive officer and president and chief operating officer declined by 7.14% and 8.33%, respectively, from 2009 to 2010, as the increase in base salaries was more than offset by the year-over-year reduction in annual incentives. Total compensation for our chief financial officer was unchanged year-over-year.

➢	Mr. Salveson transitioned out of the global head of investment banking role to focusing full time on clients and his annual incentives and total compensation increased year-over-year,

reflecting his significant contributions to the success of our healthcare investment banking franchise for the year.

➢	This was the first year for Mr. O’Brien’s annual incentive compensation as he joined us following the acquisition of Advisory Research, and his annual incentive reflected the significant pre-tax income contribution of the asset management business for which he is responsible.

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders, while meeting the following core objectives:

•	Pay for performance — A large portion of the total compensation paid is based first on the profitability of the company, followed by the performance of each business unit. Each named executive officer’s performance is also measured against defined objectives in areas such as strategic initiatives, business performance, leadership effectiveness and people development.

•	Align risk and reward through a blend of pay components — We are committed to using a mix of compensation components — base salary, annual incentives and long-term incentives — to create an environment that encourages increased profitability for the company without undue risk taking.

•	Align employees with shareholders — We are committed to using our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executive officers with those of our shareholders and helps to focus our executives on creating long-term shareholder value. Our practice has been to pay a significant portion of the total compensation in the form of equity.

•	Sustain and strengthen the franchise — Our compensation program is designed to attract and retain talented people who are committed to the long-term success of the company. We believe that we will create increasingly attractive career and compensation opportunities as we progress in our mission to be the most trusted global investment bank. Continued progress over the long term will create greater opportunity for executives, both in increased annual compensation and in the appreciation of the company’s equity.

Setting Compensation

The Committee has responsibility for approving the compensation paid to our executive officers and ensuring it meets our objectives. Early each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the upcoming year and establishes performance goals under an annual incentive program. Subject to limits on the compensation that may be paid under the annual incentive program (as described below under “Compensation Program and Payouts — Annual Incentive Compensation”), the Committee has full discretion to determine the amount of compensation to be paid to the executive officers.

Involvement of Executive Officers

The work of the Committee is supported by our Human Resources department, which works closely with our chief executive officer, our chief financial officer and our general counsel. The global head of Human Resources, together with these executive officers, prepares and presents information and recommendations for review and consideration by the Committee in connection with its executive compensation decisions, including regarding the performance goals to be established under the annual incentive program, financial information reviewed in connection with executive compensation decisions, the firms to be included in the compensation peer group, the performance evaluations and compensation recommendations for the executive officers, and the evaluation and compensation process to be followed by the Committee.

Compensation Peer Group

Our Human Resources department annually identifies a compensation peer group of firms with which we compete for executive talent. In 2010, two of our historical peers were acquired and asset management became a more significant component of our business. Due to these changes, we expanded our peer group to include twelve companies (up from five) based on the following criteria: public companies in the financial services industry; operating segments, financial metrics and market capitalizations similar to ours; and companies with whom we compete for talent. This peer group currently consists of the following companies:

Diamond Hill Investment Group, Inc.	KBW, Inc.
Evercore Partners Inc.	Lazard Ltd
FBR Capital Markets Corporation	MCG Capital Corporation
Gleacher & Company, Inc.	Oppenheimer Holdings Inc.
Greenhill & Co., Inc.	Stifel Financial Corp.
Jefferies Group, Inc.	Westwood Holdings Group, Inc.

We also use data from external market surveys reflecting a broad number of firms within our industry (including members of our peer group), and we may review publicly available data for similar companies that are not direct competitors to address issues we may encounter obtaining compensation information for executives holding positions comparable to our executive officers. The external market surveys that we used for 2010 were prepared by McLagan Partners, and generally related to our industry and sub-sectors within our industry. We also used the surveys to gather market data outside of our industry in the corporate support area. This peer group and market data is an important factor considered by the Committee when setting compensation, but it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on individual performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As such, the Committee uses peer group and market survey information to put the total compensation proposed to be paid to each named executive officer in context of pay ranges for like positions at similar companies and to confirm that any variances from market norms are justified in light of the specific circumstances of our named executive officers.

Compensation Consultant

In 2010, the Committee engaged an independent compensation consultant, Towers Watson, to provide ongoing assessments and advice to the Committee. The independent compensation consultant participated in five Committee meetings during the year, and advised the Committee regarding the information presented to the Committee by our Human Resources department. Towers Watson did not provide any other services beyond its services for the Committee, except that our Human Resources department received benefit plan services from Towers Watson. The benefit plan services included actuarial services for our non-qualified retirement plan termination, health and group benefit services (e.g., medical and dental cost analysis) and retiree medical actuarial services. These additional services were pre-approved by the Compensation Committee in early 2010, and the amount we paid for these services did not exceed $120,000.

Compensation Program and Payments

The key components of our executive compensation program are base salary and annual incentive compensation, and the equity portion of our annual incentive compensation serves as our primary long-term incentive compensation component.

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each executive that is not variable in nature and is generally competitive with the market. We increased the base salaries in 2010 as a percentage of total compensation to mitigate the potential for risk-taking generally associated with a compensation mix more heavily weighted to annual performance and in recognition of the importance of key leadership and daily accountabilities of our senior leaders. Further, prior to 2010, we had increased base salaries only once following our spin-off from U.S. Bancorp in December 2003. The Committee increased base salaries effective March 1, 2010 as follows:

•	Mr. Duff’s base salary from $400,000 to $650,000;

•	Mr. Chosy’s from $225,000 to $425,000;

•	Mr. Salveson’s from $225,000 to $425,000;

•	Mr. Schnettler’s from $300,000 to $550,000; and

•	Ms. Schoneman’s from $225,000 to $425,000.

Mr. O’Brien joined our company during 2010 upon the consummation of our acquisition of Advisory Research and he received a base salary of $425,000 consistent with the other executives.

For 2011, our named executive officers’ salaries will be unchanged, except that Ms. Schoneman’s base salary will increase from $425,000 to $500,000 and Mr. O’Brien’s salary will increase from $425,000 to $550,000, in each case effective January 1, 2011. During 2010, we created a senior level management team, referred to as the Executive Team, that consists of Messrs. Duff, O’Brien and Schnettler and Ms. Schoneman, and we are increasing Mr. O’Brien’s and Ms. Schoneman’s base salary primarily in recognition of the important responsibilities that Ms. Schoneman and Mr. O’Brien have for strategic matters and to maintain an appropriate level of internal pay equity among the members of our Executive Team.

Annual Incentive Compensation

The Committee has established an annual incentive program that provides a significant portion of the total compensation paid to our named executive officers. The objective of the program is to provide cash and equity compensation that is variable based on the achievement of annual performance goals determined each year by the Committee. Delivering a significant portion of our compensation through the annual incentive program reflects one of the core objectives of our compensation program, which is pay-for-performance. The program is administered by the Committee under the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan and is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code to ensure the tax deductibility of incentive compensation paid to our named executive officers. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to a named executive officer in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m). Awards under the annual incentive program are referred to as “qualified performance-based awards.”

  2010 Program

At the outset of each year, the Committee grants performance-based awards subject to the achievement of an annual performance goal of the company — typically a financial performance goal related to pre-tax operating income. In February 2010, the Committee granted qualified performance-

based awards to twelve senior officers who at that time constituted our Leadership Team in an amount equal to 7% of our 2010 adjusted pre-tax operating income, subject to an aggregate limitation of 33% for the group as a whole.

The amount payable under each award depends on the amount of adjusted pre-tax operating income generated by the company. Adjusted pre-tax operating income equals our total revenues less our total expenses before income taxes, adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. For 2010, adjustments included the elimination of: amounts expensed during the year under our annual incentive program (including equity amortization expense) for executive officers; amortization expense for equity awards granted in connection with acquisitions; a benefit from the reversal of amortization expense for the performance-based equity awards described in more detail below; and certain restructuring expenses incurred in 2010.

Our adjusted pre-tax operating income for 2010 was $76.4 million, resulting in a maximum amount payable to each award recipient of $5.3 million, subject to a maximum aggregate payout of $25.2 million for the group as a whole. Consistent with prior years, the Committee paid less than the maximum amount payable for 2010, paying an aggregate of $13.2 million, or 17.35% of our adjusted pre-tax operating income for 2010. The table below sets forth a calculation of our adjusted pre-tax operating income for 2010 based on our net income (dollars in thousands):

Net income	$24,362
Income tax expense	$33,354
Expenses under our annual incentive program	$8,606
Amortization expense for equity awards granted in connection with acquisitions, net of benefit from reversal of amortization expense for the 2008 performance-based equity awards	$2,839
Restructuring expenses	$7,218

Adjusted pre-tax operating income	$76,379

  Compensation Determinations and Relevant Factors

When determining the amount of incentive compensation to be paid for 2010, the Committee reviewed and considered the following information:

•	a self-evaluation of the chief executive officer and year-end assessments from executive officers and other select senior leaders, as well as feedback from the full Board of Directors, gathered by the Committee chairperson, regarding the performance of the chief executive officer for 2010;

•	performance evaluations of each other named executive officer prepared by the chief executive officer and the head of our Human Resources department;

•	the financial performance of the company and each business unit, comparable public companies and other companies in the securities industry with which we compete, including the total relative shareholder return of the company and our competitors;

•	compensation market data provided by our Human Resources department;

•	the recommendations of the chief executive officer regarding the incentive compensation to be paid to each executive officer for 2010, which the Committee discussed with the chief executive officer; and

•	tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting the total proposed compensation for 2010 based on the recommendations of the chief executive officer, as well as the potential compensation to be received by the executive officers under various scenarios, including a change-in-control of the company and terminations of employment under a variety of circumstances.

In determining the payments made to our named executive officers, the Committee took into account all of the information described above and the annual incentive program provision governing the maximum aggregate amount payable under the qualified performance-based awards. The Committee does not have any formulas that, if achieved, result in specified payments. Rather, the Committee considers all of the factors described above in exercising its discretion to determine the annual incentive compensation paid to each named executive officer.

The following factors influenced the compensation for each named executive officer for 2010:

•	Andrew S. Duff, chairman and chief executive officer. Mr. Duff’s compensation was positively influenced by the Company’s strong financial performance in 2010. We achieved our highest annual revenues since becoming a public company, with a strong performance in the fourth quarter that reflected not only an improving macroeconomic environment, but the successful execution of strategy. Our financial performance for the year compared favorably with peer firms, as we achieved strong pre-tax margins and year-over-year revenue growth. The strategic acquisition of Advisory Research and its successful integration into Piper Jaffray also positively impacted his annual incentive for the year. Net revenues from asset management increased from 3% to 13% and contributed pre-tax operating income of 24% as compared to a small loss in 2009. Lastly, Mr. Duff continued the implementation of leadership training designed to strengthen our culture, an important aspect of his role as chief executive officer.

•	Debbra L. Schoneman, chief financial officer. Ms. Schoneman continued to improve upon our financial planning and risk management functions during 2010, and successfully executed a three-year, $150 million syndicated credit facility, forming new credit relationships with financial institutions in the syndicate.

•	James L. Chosy, general counsel and secretary. During 2010, Mr. Chosy strengthened our global compliance structure, led a renewed focus on ethics at our company, and successfully managed legal expenses.

•	Brien M. O’Brien, head of asset management. Mr. O’Brien’s compensation was influenced by the strong performance of our asset management business for the year, with net revenues attributable to this segment increasing to 13% in 2010 from 3% in 2009 and pre-tax operating margin improving to 28% compared to a small loss in 2009. His efforts successfully integrating Advisory Research as well as his overall leadership of our asset management segment, which we view as a significant part of our long-term strategy, also positively impacted his 2010 compensation.

•	Jon W. Salveson, former global head of investment banking. As noted in the executive summary, Mr. Salveson transitioned out of his role as an executive officer during 2010 and into full-time client-facing role for our company. In his new role, he contributed significantly to our healthcare investment banking franchise and its financial performance, and received increased year-over-year compensation for his performance.

•	Thomas P. Schnettler, president and chief operating officer. Mr. Schnettler’s compensation was influenced by the improved performance and growth of our investment banking and capital markets business. Through his leadership we achieved market share gains in our Asia-based operations, higher revenues per transaction, and the restructuring of our European operations.

Based on this information, the Committee evaluated the performance of the chief executive officer and determined his annual incentive compensation, assessed relative levels of responsibility and contribution during the year for each of the other named executive officers, and approved 2010 annual incentive compensation.

The table below shows the annual incentive awards that were earned by each individual in 2010. This supplemental table differs from the Summary Compensation Table appearing later in the proxy statement because it shows stock awards earned in 2010 that were granted in 2011. For the year 2010, the Summary Compensation Table (in accordance with SEC rules) shows stock awards earned in 2009 and granted in 2010, not stock awards earned in 2010 and granted in 2011. Accordingly, the year-over-year changes in compensation reflect changes in amounts earned between 2010 and 2009. This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table and the related tables appearing later in this proxy statement.

Supplemental Compensation Table

			Annual Incentive Compensation
			Cash			Yearly Incentive	Total with	Year total
Name		Base Salary	Incentive	Restricted Stock	Total Incentive	Change	Base Salary	change

Andrew S. Duff	2010	$608,333	$995,834	$995,833	$1,991,667	(17.01)%	$2,600,000	(7.14)%
	2009	$400,000	$1,200,000	$1,200,000	$2,400,000		$2,800,000
	2008	$400,000	-0-	-0-	-0-		$400,000
Debbra L. Schoneman	2010	$391,667	$215,000	$143,333	$358,333	(31.75)%	$750,000	0.00%
	2009	$225,000	$315,000	$210,000	$525,000		$750,000
	2008	$205,417	-0-	-0-	-0-		$205,417
James L. Chosy	2010	$391,667	$128,000	$85,333	$213,333	n/a(1)	$605,000	n/a(1)
Brien M. O’Brien	2010	$354,167	$3,525,398	-0-	$3,525,398	n/a(2)	$3,879,565	n/a(2)
Jon W. Salveson	2010	$391,667	$1,192,916	$865,417	$2,058,333	34.97%	$2,450,000	40.00%
	2009	$225,000	$838,750	$686,250	$1,525,000		$1,750,000
	2008	$225,000	-0-	-0-	-0-		$225,000
Thomas P. Schnettler	2010	$508,333	$930,417	$761,250	$1,691,667	(19.44)%	$2,200,000	(8.33)%
	2009	$300,000	$1,155,000	$945,000	$2,100,000		$2,400,000
	2008	$271,875	-0-	-0-	-0-		$271,875

(1)	Mr. O’Brien did not become an employee until March 1, 2010, upon the closing of the transaction with Advisory Research, Inc.

(2)	Mr. Chosy was not a named executive officer for 2009 or 2008. Accordingly, the table above only includes his compensation for 2010.

  Equity Award

Consistent with our philosophy regarding executive stock ownership, the annual incentive compensation for the named executive officers was paid out in a combination of cash and equity. We view the equity component of the annual incentive award as a long-term incentive designed to provide compensation opportunities based on the creation of shareholder value and an increase in our stock price. The upside potential of these equity awards will not be realized by the executive officers unless our performance improves over the vesting period of the awards. Historically, we granted equity awards through a combination of restricted stock and stock options. However, in 2009, we began granting equity awards to our executive officers solely in the form of restricted stock. We believe restricted stock awards strongly align the executive officers’ interests with those of shareholders by ensuring that the same fluctuations in our stock that affect our shareholders also directly affect the value of the awards granted to executive officers. We also believe the restricted stock grants promote focus on long-term, sustainable growth because short-term fluctuations in our stock price will not affect whether the awards have value to the recipients.

Consistent with prior years, the number of shares of restricted stock granted to each officer was determined by dividing the total dollar value designated to be paid out to the officer in restricted stock by the closing price of our common stock on February 15, 2011. The restricted stock vests in three equal annual installments, unlike the three-year cliff vesting schedule for restricted stock granted in prior years. The vesting schedule change to three-year ratable from three-year cliff vesting applies to all employees and was designed to provide our employees with more market-prevalent terms.

As noted in the table above, Mr. O’Brien did not receive equity as a part of his 2010 annual incentive compensation. He received 422,699 shares (2.16% of our outstanding common stock as of

March 8, 2011) as part of the transaction with Advisory Research. Given his significant equity ownership in the company, he was not awarded equity as a part of his 2010 annual incentive.

Long-Term, Performance-Based (ROE) Equity Grant

In May 2008, the Committee granted a long-term, performance-based restricted stock award to our executive officers at that time. This grant was designed to improve our executive share ownership to a more meaningful level, further link executive performance with shareholder value, and act as a significant retention tool. Prior to the grant, our executive officers at the time owned approximately 2% of our outstanding equity while executive ownership at our peer firms ranged from 7% to 17%. The proposed equity grant amount was intended to approximately double the unvested value of equity held by our executive officers as a group at the time of the grant.

This performance-based grant will not vest unless the company meets a return on adjusted common equity target of 11% over a twelve-month period, at which time it will vest in its entirety. This performance target represents a significant increase to the company’s historic twelve-month return on adjusted common equity levels, and the target must be met by April 30, 2013 or the awards will be forfeited. The adjustment to the return on common equity metric eliminates the remaining goodwill associated with the 1998 acquisition of our predecessor company by U.S. Bancorp, which was retained by us at the time of our spin-off from U.S. Bancorp. We excluded this goodwill from the definition of return on common equity because we believe it does not accurately reflect the equity deployed in our businesses.

The performance-based grant was awarded on May 15, 2008, which included each named executive officer other than Ms. Schoneman, our chief financial officer, and Mr. O’Brien, who was not employed with us at that time. Ms. Schoneman was granted a performance-based award following her appointment as chief financial officer, and her award has the same vesting provisions as the other named executive officers who received a grant. Each recipient’s grant was tiered based on the executive’s role and was made in accordance with our equity grant timing policy described below under “— Compensation Policies — Equity Grant Timing.” The total number of shares for these awards currently outstanding is 307,820. The number of shares granted to each recipient was determined by dividing the total dollar amount of the grant awarded by the Committee by the closing price of our common stock on the date of grant, subject to a maximum number of shares for each member. The value of these awards is reflected in the “Stock Awards” column in the Summary Compensation Table below for 2008.

Presently, we do not anticipate that we will meet the return on adjusted common equity target required for these awards to vest and expect that the awards will be forfeited on April 30, 2013. In the third quarter of 2010, management determined that it was not probable that the return in equity target would be achieved given recent financial results and the economic environment. Accordingly, the third quarter included a $6.6 million reversal of previously-recognized compensation expense related to this performance-based award and the award is no longer being expensed.

Mr. Salveson relinquished his performance-based award in connection with his transition to a revenue-producing role, and received an equity award of 54,218 shares with time-based vesting in exchange. This award was granted on August 15, 2010 and vests in four installments, with 646 shares vesting on February 15, 2011 and the remainder vesting in three equal annual installments beginning on May 15, 2011.

Other Compensation

Executive officers receive limited additional compensation in the form of reimbursement of dues for club memberships used for business purposes and certain insurance premiums. In connection with our acquisition of Advisory Research, we agreed to provide Mr. O’Brien certain perquisites that he previously received from Advisory Research for one year following the closing of the acquisition, which include parking expense reimbursement, reimbursement for automobile lease payments, reimbursement of certain insurance premiums and reimbursement of club membership dues. The cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table below. We do not intend to continue these perquisites to Mr. O’Brien beyond March 1, 2011 as agreed upon in connection with the acquisition.

Some of our executive officers also receive payments from time to time related to historical compensation programs, typically structured as investments made by the company on behalf of certain employees. For example, certain named executive officers receive payments under the U.S. Bancorp Piper Jaffray Inc. Second Century Growth Deferred Compensation Plan (As Amended and Restated Effective September 30, 1998) (the “Second Century 1998 Plan”) and the U.S. Bancorp Piper Jaffray Inc. Second Century 2000 Deferred Compensation Plan (the “Second Century 2000 Plan”). Certain key employees were eligible to participate in these plans, under which participants were granted one or more deferred awards that were deemed invested in certain measuring investments. Following a liquidity event for a particular investment, the participant receives a benefit payment based on the deemed return to the participant and payment of the portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment. Messrs. Salveson and Schnettler were granted deferred awards under these plans in 1996, 1997, 1998 and/or 2000, and received payouts as set forth in the Summary Compensation Table. No new awards have been granted under these plans since 2000, and participation in the plans is frozen.

Termination and Change-in-Control Arrangements

  Non-Qualified Retirement Plan

Following our spin-off from U.S. Bancorp on December 31, 2003, we assumed liability for the non-qualified benefits accrued for our employees under the defined benefit excess plan component of the U.S. Bancorp Cash Balance Pension Plan. In 2004, we established the Piper Jaffray Companies Non-Qualified Retirement Plan to maintain and administer these benefits, which were transferred to us following the spin-off. Thereafter, participation in the plan was frozen. The Committee approved the termination of this plan in November 2009 and balances for all plan participants were paid out in March 2010.

  Other Termination and Change-in-Control Provisions

Certain award agreements and plans under which compensation has been awarded to our named executive officers include provisions regarding the payment of the covered compensation in the event of a termination of employment or a change-in-control of our company, as follows:

•	Under our Incentive Plan, following a termination of employment (other than as a result of a change-in-control), our stock option awards granted during and after 2007 and our restricted stock awards granted as part of our annual incentive program will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards.

•	Executive officers who are terminated during the year (other than as a result of a change-in-control) will receive cash and equity compensation for that year under our annual incentive program in the discretion of the Committee.

•	Following a change-in-control, all outstanding restricted stock (other than the long-term, performance-based (ROE) restricted stock awards) will vest and all restrictions on the restricted stock will lapse.

•	Our annual performance awards, including the annual qualified performance-based awards under the annual incentive program, will be considered to be earned and payable in full upon a change-in-control, and the awards will be settled in cash or shares, as determined by the Committee, as promptly as practicable. Because annual incentive award payouts are based on adjusted pre-tax operating income, which varies from year to year, and because the Committee historically has needed to reduce the size of some awards to comply with the limits on the aggregate amount of incentive compensation that may be paid under the annual incentive program, the specific amounts that would be payable in the event of a change-in-control are indeterminable.

•	The long-term, performance-based (ROE) restricted stock awards will be forfeited following a voluntary termination of employment, other involuntary termination not for cause, or involuntary termination for cause, but not in the event of a company-determined severance event so long as the employee complies with the terms of the applicable severance agreement. Upon a change-in-control, the award agreement provides that 40% of the award will vest if a change-in-control occurs between April 30, 2010 and April 30, 2011, with an additional 20% vesting in each subsequent 12-month period if a change-in-control occurs during that period.

Compensation Policies

Executive Stock Ownership

We have adopted stock ownership guidelines to ensure that our executives maintain a meaningful equity stake in the company, which aligns management’s interests with those of our shareholders. The guidelines also help to drive long-term performance and strengthen retention. Prior to 2010, our executive stock ownership guidelines were expressed as a multiple of base salary to be attained over a period of five years, coupled with a five-year retention guideline of 50% that applied to shares awarded through our incentive plans, or acquired upon exercise of stock options, net of taxes and exercise costs. In 2010, we amended the guidelines to eliminate the holding requirement expressed as a multiple of base salary and established a new retention guideline of 75% of the shares awarded through our incentive plan, or acquired upon exercise of stock options, net of taxes and exercise costs. The new guideline applies so long as the individual remains an executive officer.

Equity Grant Timing Policy

In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our chief executive officer to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards.

Policy on Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1 million paid to our named executive officers who served as executive officers at the end of the preceding fiscal year. Our policy is to maximize the tax deductibility of compensation paid to these officers. Accordingly, in 2004, 2006, and 2008 we sought and obtained shareholder approval for the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, under which our annual incentive program is administered and annual cash and equity incentives are paid. The Incentive Plan is designed and administered to qualify compensation awarded under our annual incentive program as “performance-based” to ensure that the tax deduction is available to the company. From time to time the Committee may authorize payments to the named executive officers that may not be fully deductible, if they believe such payments are in the interests of shareholders.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the company’s year-end disclosure documents.

Compensation Committee of the Board of Directors of Piper Jaffray Companies
Michele Volpi, Chairperson
Lisa K. Polsky
Frank L. Sims
Jean M. Taylor

Summary Compensation Table

The following table contains compensation information for our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers.

				Stock	Option	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)(3)	Compensation(4)	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)

Andrew S. Duff	2010	608,333	995,834	1,200,000	—	11,691	2,815,858
Chairman and CEO	2009	400,000	1,200,000	—	—	11,691	1,611,691
	2008	400,000	—	4,036,699	505,704	585,470	5,527,873
Debbra L. Schoneman	2010	391,667	215,000	210,000	—	6,768	823,435
Chief Financial Officer	2009	225,000	315,000	—	—	6,963	546,963
	2008	205,417	—	942,381	—	11,988	1,159,786
James L. Chosy	2010	391,667	128,000	170,000	—	11,253	700,920
General Counsel and Secretary(5)
Brien O’Brien	2010	354,167	3,525,398	—	—	144,082	4,023,647
Head of Asset Management(5)
Jon W. Salveson	2010	391,667	1,192,916	2,204,326	—	36,406	3,825,315
Former Global Head of Investment Banking	2009	225,000	838,750	—	—	18,845	3,486,088
	2008	225,000	—	2,842,564	380,933	37,591
Thomas P. Schnettler	2010	508,333	930,417	945,000	—	9,270	2,393,020
President and Chief Operating Officer	2009	300,000	1,155,000	—	—	27,750	1,482,750
	2008	271,875	—	3,427,161	435,296	77,896	4,212,228

(1)	The amounts in this column include the cash compensation paid under our annual incentive program, which is designed to permit the company to deduct the compensation paid. The program allows the Committee substantial discretion to determine compensation if the company achieves adjusted pre-tax operating income, and the Committee consistently has used this discretion in establishing compensation following the completion of a fiscal year. Accordingly, we report amounts paid under this program in the “Bonus” column. For 2008, we failed to achieve any adjusted pre-tax operating income and, based in part on the recommendation of our chief executive officer, no amounts were paid under the annual incentive plan.

(2)	The entries in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date value of the awards granted during the year computed in accordance with FASB ASC 718. SEC rules do not permit inclusion in a given year of stock and options awards attributable to a particular year’s performance, as is the case for salary and bonus amounts.

(3)	The fair value of options granted in 2008 was estimated using the Black-Scholes option-pricing model, with the following assumptions: risk-free interest rate of 3.03%, dividend yield of 0.00%, stock volatility factor of 33.61%, expected life of options (in years) of 6.00. These assumptions lead to a weighted average fair value of options granted of $15.73.

(4)	All other compensation consists of the following:

Form of All Other		Andrew S.	Debbra L.	James L.	Brien M.	Jon W.	Thomas P.
Compensation ($)	Year	Duff	Schoneman	Chosy	O’Brien	Salveson	Schnettler

Parking stipend	2010	—	—	—	3,900	—	—
	2009	—	—	n/a	n/a	—	—
	2008	2,880	2,460	n/a	n/a	2,880	2,880
Club membership dues	2010	4,494	—	4,200	20,669	—	—
	2009	4,494	—	n/a	n/a	—	—
	2008	4,494	—	n/a	n/a	—	—
401(k) matching contributions	2010	6,408	6,408	6,408	6,408	6,408	6,408
	2009	6,408	6,408	n/a	n/a	6,408	6,408
	2008	6,120	6,120	n/a	n/a	6,120	6,120
Life and long-term	2010	789	360	645	78,994	645	789
disability insurance premiums	2009	789	555	n/a	n/a	555	789
	2008	1,089	837	n/a	n/a	855	1,089
2003 cash awards (replacing	2010	—	—	—	—	—	—
the lost value of U.S Bancorp equity)	2009	—	—	n/a	n/a	—	—
	2008	570,887	2,571	n/a	n/a	10,313	30,523
Automobile lease payments	2010	—	—	—	34,111	—	—
	2009	—	—	n/a	n/a	—	—
	2008	—	—	n/a	n/a	—	—
Other	2010	—	—	—	—	29,353	2,073
	2009	—	—	n/a	n/a	11,882	20,553
	2008	—	—	n/a	n/a	17,423	37,284

•	The amounts for Mr. O’Brien under the categories of parking stipend, club membership dues, life and long-term disability insurance premiums (except $658 of this amount), and automobile lease payments have been paid pursuant to a letter agreement entered into as part of our acquisition of Advisory Research, Inc. We are obligated to provide these benefits through March 1, 2011 (one year from the closing of the acquisition) at which time we will no longer be obligated to provide these benefits.

•	The “Other” amounts identified in the table above include (i) payments to Messrs. Schnettler and Salveson under the Second Century 1998 Plan and the Second Century 2000 Plan, and (ii) payments to Mr. Salveson of $28,523, $11,882 and $5,175, respectively, representing his proportionate share of a venture capital fund carried interest held by the company as part of a compensation program implemented prior to our spin-off from U.S. Bancorp.

(5)	Messrs. Chosy and O’Brien were not named executive officers for 2009 or 2008. Accordingly, the table above includes the respective compensation of each of Messrs. Chosy and O’Brien only for the year in which they were one of our named executive officers.

Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2010.

			Estimated
			Possible
			Payouts	All Other
			Under	Stock	Grant Date
			Incentive	Awards:	Fair Value
		Compensation	Plan	Number of	of Stock
		Committee	Awards	Shares of	and Option
		Approval	Maximum	Stock	Awards
Name	Grant Date	Date(1)	($)(2)	(#)(3)(4)	($)

Andrew S. Duff	2/16/2010	2/3/2010	5,346,530	26,979	1,200,000
Debbra L. Schoneman	2/16/2010	2/3/2010	5,346,530	4,722	210,000
James L. Chosy	2/16/2010	2/3/2010	5,346,530	3,822	170,000
Brien M. O’Brien	—	—	5,346,530	—	—
Jon W. Salveson	2/16/2010	2/3/2010	5,346,530	15,429	686,250
	8/16/2010	8/12/2010	—	54,218	1,518,104
Thomas P. Schnettler	2/16/2010	2/3/2010	5,346,530	21,246	945,000

(1)	The Compensation Committee approved a grant of stock awards identified in the “All Other Stock Awards” column of this table on February 3, 2010. In accordance with the terms of this approval and our equity grant timing policy, the awards were granted on February 16, 2010.

(2)	The amounts in this column reflect an estimate of the maximum combined value of the cash and equity that would have been payable to the named executive officers under qualified performance-based awards granted to the named executive officers for 2010 performance under the annual incentive program, calculated using our actual 2010 performance. Because the potential amounts payable under the qualified performance-based awards are stated in the annual incentive program as a percentage of adjusted pre-tax operating income that can only be decreased, and not increased, from that maximum level, and because actual amounts paid below this maximum level are within the full discretion of the Committee, there are no identifiable threshold or target amounts under the awards, and the maximum amounts actually payable to the named executive officers pursuant to the awards for 2010 performance were indeterminable at the time the awards were granted.

(3)	The amount in this column reflects equity compensation paid to the named executive officers in 2010 pursuant to annual qualified performance-based awards granted to these officers in 2009 under our annual incentive program. The shares of restricted stock were granted to these officers on February 16, 2010 following the Compensation Committee’s certification of the attainment of 2009 annual financial performance goals established by the Committee under the annual incentive program. All of the restricted stock was granted under the Incentive Plan and will vest in full on February 16, 2013, assuming the award recipient complies with the terms and conditions of the applicable award agreement, as discussed in the Compensation Discussion and Analysis under “Compensation Program and Payouts — Termination and Change-in-Control Arrangements — Other Termination and Change-in-Control Provisions.”

(4)	The restricted stock awards granted to the named executive officers in 2010 are subject to forfeiture prior to vesting following certain terminations of employment or in the event the award recipient is terminated for cause, misappropriates confidential company information, participates in or is employed by a talent competitor of Piper Jaffray, or solicits employees, customers or clients of Piper Jaffray, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote all shares of Piper Jaffray restricted stock they hold and to receive dividends (if any) on the restricted stock at the same rate paid to our other shareholders. (We currently do not pay dividends on our common stock.) The number of shares of restricted stock awarded to each named executive officer under our 2010 annual incentive program was determined by dividing specified dollar amounts representing a percentage of the individual’s total annual incentive compensation for that year by $44.48, the closing price of our common stock on the February 16, 2010 grant date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2010.

					Stock Awards
	Option Awards				Number of
	Number of Securities	Number of Securities			Shares of	Market Value of
	Underlying	Underlying			Stock That	Shares of Stock
	Unexercised Options	Unexercised Options	Option	Option	Have Not	That Have Not
	(#)	(#)	Exercise Price	Expiration	Vested(2)	Vested(3)
Name	Exercisable	Unexercisable	($)	Date(1)	(#)	($)

Andrew S. Duff	24,940	—	47.30	2/12/2014	124,438	4,356,574
	11,719	—	39.62	2/22/2015	—	—
	6,098	—	47.85	2/21/2016	—	—
	9,641	—	70.13	2/15/2017	—	—
		32,149	41.09	2/15/2018	—	—
Debbra L. Schoneman	485	—	47.30	2/12/2014	31,034	1,086,500
	290	—	39.62	2/22/2015	—	—
James L. Chosy	1,695	—	47.30	2/12/2014	30,600	1,071,306
	1,042	—	39.62	2/22/2015
	678	—	47.85	2/21/2016
	1,208	—	70.13	2/15/2017
		4,502	41.09	2/15/2018
Brien M. O’Brien	—	—	n/a	n/a	—	—
Jon W. Salveson	5,729	—	47.30	2/12/2014	84,068	2,943,221
	10,639	—	39.62	2/22/2015	—	—
	6,868	—	70.13	2/15/2017	—	—
		24,217	41.09	2/15/2018	—	—
Thomas P. Schnettler	1,938	—	47.30	2/12/2014	103,991	3,640,725
	12,696	—	39.62	2/22/2015	—	—
	7,241	—	47.85	2/21/2016	—	—
	7,248	—	70.13	2/15/2017	—	—
		27,673	41.09	2/15/2018	—	—

(1)	Option awards expiring on February 15, 2018 vested on February 15, 2011.

(2)	The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement.

	Number of Shares Scheduled to Vest That Are Held by Each Named Executive Officer
	Andrew S.	Debbra L.	James L.	Brien M.	Jon W.	Thomas P.
Vesting Date	Duff	Schoneman	Chosy	O’Brien	Salveson	Schnettler

February 15, 2011	19,145	1,922	2,681	—	15,067	16,479
May 15, 2011	—	—	—	—	26,786	—
May 15, 2012	—	—	—	—	13,393	—
February 16, 2013	26,979	4,722	3,822	—	15,429	21,246
May 15, 2013	—	—	—	—	13,393	—

In addition to the shares of restricted stock set forth in the table above, the following number of shares of restricted stock will cliff-vest if our company meets a return on adjusted common equity target of 11% over a twelve-month period, assuming the award recipient remains an employee: Mr. Duff, 78,314 shares; Ms. Schoneman, 24,390 shares; Mr. Chosy, 24,097 shares; Mr. Schnettler, 66,266 shares.

The shares of restricted stock are forfeited, however, if the performance metric for the company is not met by April 30, 2013. We do not presently anticipate that we will meet the performance metric required for these awards to vest and expect that these shares will be forfeited on April 30, 2013.

(3)	The values in this column are based on the $35.01 closing sale price of our common stock on the New York Stock Exchange on December 31, 2010. As noted in the above footnote, the values include shares of restricted stock for Mr. Duff, Ms. Schoneman, Mr. Chosy and Mr. Schnettler that will cliff-vest if our company meets a return on adjusted common equity target of 11% over a twelve-month period. We do not presently anticipate that we will meet the performance metric required for these awards to vest, and expect that these shares will be forfeited on April 30, 2013. Without these shares, the market value of unvested restricted stock is as follows: Mr. Duff, $1,614,801; Ms. Schoneman, $232,606, Mr. Chosy, $227,670, and Mr. Schnettler, $1,320,752.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock vested during the year ended December 31, 2010. No stock options were exercised by any of the named executive officers in 2010.

	Stock Awards
	Number
	of Shares	Value
	Acquired	Realized on
	on Vesting	Vesting(1)
Name	(#)	($)

Andrew S. Duff	22,257	986,430
Debbra L. Schoneman	549	24,332
James L. Chosy	2,787	123,520
Brien M. O’Brien	—	—
Jon W. Salveson	15,853	702,605
Thomas P. Schnettler	16,731	741,518

(1)	The value realized upon vesting of the stock awards is based on the $44.32 closing sale price of our common stock on February 12, 2010, the last trading day before the February 15, 2010 vesting date of the awards.

Non-Qualified Deferred Compensation Plans

The following table provides information regarding amounts distributed to the named executive officers under our Non-Qualified Retirement Plan during 2010. As discussed above in “Compensation Discussion and Analysis,” the Compensation Committee approved the termination of this plan in November 2009 and all balances were paid to plan participants based on the aggregate balance at fiscal year-end in March 2010.

Aggregate
Distributions
Name	($)

Andrew S. Duff	485,656
Debbra L. Schoneman	16,422
James L. Chosy	21,652
Brien O’Brien	—
Jon W. Salveson	449,440
Thomas P. Schnettler	781,846

Under the Second Century 1998 Plan and the Second Century 2000 Plan described in the Compensation Discussion and Analysis, certain key employees were granted one or more deferred bonus awards that were deemed invested in certain measuring investments. Following a liquidity event for a particular investment, the participant receives a benefit payment based on the deemed return to the participant and payment of the portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment. No new awards have been granted under these plans since 2000, and participation in the plans is frozen. The following table identifies the amounts earned in 2010 and the deferred balances for each of the named executive officers who received one or more deferred bonuses under the plans. The amounts earned in 2010 are included in “All Other Compensation” in the Summary Compensation Table.

	Aggregate
	Earnings Paid	Deferred Balance
	Out in	(Deemed Investment) at
	Last Fiscal Year	Last Fiscal Year-End
Name	($)	($)

Thomas P. Schnettler	2,074	39,042
Jon W. Salveson	829	8,425

Potential Payments Upon Termination or Change-in-Control

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2010. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2010, based on the closing sale price of our common stock on that date. Because all stock options held by our named executive officers as of December 31, 2010 were out-of-the-money based on the closing sale price of our common stock on that date, no value is attributed to the accelerated vesting of stock options that could have occurred in connection with a termination of any of our named executive officers as of December 31, 2010.

	Type of Termination
		Involuntary
	Change-in-	Termination
	Control Not	Within 24 Months		Involuntary	Other
	Followed by	Following a		Termination	Involuntary	Involuntary
	Employment	Change-in-	Voluntary	Under	Termination	Termination
Name	Termination	Control	Termination	Severance Plan	Not for Cause	for Cause

Andrew S. Duff
Severance(1)	—	—	—	$490,000	—	—
Restricted Stock(2)(3)	$2,711,525	$2,711,525	$1,614,801	$2,711,525	$1,614,801	—
Annual Incentive Award(2)	Indeterminable	—	—	—	—	—
Debbra L. Schoneman
Severance(1)	—	—	—	$339,767	—	—
Restricted Stock(2)(3)	$574,164	$574,164	$232,606	$574,164	$232,606	—
Annual Incentive Award(2)	Indeterminable	—	—	—	—	—
James L. Chosy
Severance(1)	—	—	—	$247,978	—	—
Restricted Stock(2)(3)	$565,131	$565,131	$227,670	$565,131	$227,670	—
Annual Incentive Award(2)	Indeterminable	—	—	—	—	—
Brien M. O’Brien
Severance(1)	—	—	—	$279,682	—	—
Annual Incentive Award(2)	Indeterminable	—	—	—	—	—
Jon W. Salveson
Severance(1)	—	—	—	$283,602	—	—
Restricted Stock(2)(3)(4)	$1,045,049	$2,943,221	$1,045,049	$2,943,221	$1,045,049	—
Annual Incentive Award(2)	Indeterminable	—	—	—	—	—
Second Century Deferred Compensation Plans(5)	—	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—
Thomas P. Schnettler
Severance(1)	—	—	—	$490,000	—	—
Restricted Stock(2)(3)	$2,248,727	$2,248,727	$1,320,752	$2,248,727	$1,515,723	—
Annual Incentive Award(2)	Indeterminable	—	—	—	—	—
Second Century Deferred Compensation Plans(5)	—	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—

(1)	Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan, except that salary continuation payments under the plan are capped at $490,000. Also under this plan, the named executive officers would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the severance period.

(2)	Under the Incentive Plan, in the event of a change-in-control of Piper Jaffray, regardless of whether an employee’s employment is terminated all outstanding restricted stock (other than the long-term, performance-based (ROE) equity awards) will vest and all restrictions on the restricted stock will lapse. Under the applicable award agreements for the performance-based restricted stock awards, 40% of the award will vest if a change-in-control occurs between April 30, 2010 and April 30, 2011 and an additional 20% will vest in each subsequent 12-month period if a change-in-control occurs during that period. With respect to annual performance awards, including the qualified performance-based awards granted under the annual incentive program, the award will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Compensation Committee, as promptly as practicable.

(3)	Under the applicable award agreements, all of the restricted stock awards (other than the long-term, performance-based (ROE) equity awards) will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions. Also, with the exception of the performance-based awards, vesting is accelerated upon a company-determined severance event. The long-term, performance-based restricted stock awards will be forfeited following a voluntary termination of employment, other involuntary termination not for cause, or involuntary termination for cause, but not in the event of a company-determined severance event so long as the employee complies with the terms of the applicable severance agreement. Upon a severance event, the long-term, performance-based (ROE) awards will continue to vest as set forth in the award agreement. The amounts in the table reflect these terms and conditions and assume compliance with any post-termination vesting requirements that are within the named executive officers’ control.

(4)	Under the terms the award granted to Mr. Salveson on August 15, 2010, if a change-in-control occurs and the award is assumed or replaced by the successor entity, the award will continue to vest on its regular schedule if Mr. Salveson continues to be employed by the successor entity. If, however, Mr. Salveson is terminated within one year following the change-in-control, the award will vest in full. Also, if the award is not assumed or replaced in the change-in-control (as determined by the Compensation Committee), the award will vest in full. More generally, Mr. Salveson must be employed at the time of vesting, i.e., the award will be forfeited following a voluntary termination of employment, other involuntary termination not for cause, or involuntary termination for cause, and vesting of the award is accelerated upon a company-determined severance event.

(5)	Under the Second Century 1998 Plan and the Second Century 2000 Plan, participants are entitled to receive full benefits following a termination of employment, so long as the individual does not violate certain post-termination restrictions and is not terminated for cause (under the 2000 plan) or as the result of an act of gross misconduct (under the 1998 plan). If the employee fails to comply with these provisions, under the 1998 plan the employee will lose his benefits, and under the 2000 plan the participant will receive the amount originally deferred with interest at 6.5% per annum. The benefits that would be payable under these plans in every event other than a termination for cause are indeterminable because they are based on the value to investors of liquidity events, the timing and value of which are not ascertainable in advance. The following is a table of deferred balance for the 1998 Plan and 2000 Plan as of December 31, 2010.

Deferred Balance
(Deemed Investment) at
Last Fiscal Year-End
Name	($)

Thomas P. Schnettler	39,042
Jon W. Salveson	8,425

Risk Assessment of Compensation Policies and Practices

In early 2011, our management prepared a company-wide inventory and review of our compensation policies and practices for both executive officers and for employees generally, which management discussed with the Compensation Committee. In connection with this review and discussion, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Outstanding Equity Awards

The following table summarizes, as of December 31, 2010, the number of shares of our common stock to be issued upon exercise of outstanding options granted under our equity plans as of

December 31, 2010. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Number of Shares
	Number of Shares to		Remaining Available
	be Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Shares in
Plan Category	and Rights	and Rights	First Column)

Equity compensation plans approved by shareholders	515,492	$44.64	1,500,590	(1)
Equity compensation plans not approved by shareholders(2)	-0-	N/A	241,199

(1)	Based on the 7,000,000 shares currently authorized for issuance under the plan. In addition to the 515,492 shares to be issued upon the exercise of outstanding options to purchase our common stock 3,390,130 shares of restricted stock issued under the plan were outstanding as of December 31, 2010. All of the shares available for future issuance under the plan as of December 31, 2010 may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

(2)	In 2010, we established the Piper Jaffray Companies 2010 Inducement Plan (“Inducement Plan”) in conjunction with the acquisition of Advisory Research, an asset management firm based in Chicago. The listing requirements of the New York Stock Exchange (specifically, section 303A.08) permit the adoption of an equity compensation plan without shareholder approval if awards under the plan are to be a material inducement to prospective employees. Accordingly, we adopted the Inducement Plan to assist in retention and induce prospective employees of Advisory Research to accept employment with the company. The aggregate number of shares that may be issued under the Inducement Plan is 400,000, and we granted 158,801 restricted shares ($7.0 million) upon the closing of the transaction on March 1, 2010. These shares vest ratably over five years in equal installments beginning on March 1, 2011, and ending on March 1, 2015. We do not intend to grant any additional shares under this plan. The Inducement Plan is administered by the Compensation Committee, which has the authority, among other things, to designate participants in the Inducement Plan, determine whether and to what extent any type of award is to be granted, determine the number of shares to be covered by each award, determine the terms and conditions of any award or award agreement, amend the terms and conditions of any award or award agreement, accelerate the vesting and/or exercisability of any stock option or waive any restrictions relating to any award and interpret and administer the Inducement Plan and any instrument or agreement relating to the Inducement Plan. The types of awards that may be granted under the Inducement Plan are stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock grants and other stock-based awards. Awards under the Inducement Plan generally are not transferable. In the event of a change-in-control, any outstanding stock options and stock appreciation rights under the Inducement Plan which are not then exercisable and vested will become fully exercisable and vested and the restrictions applicable to any restricted stock, restricted stock units or other awards shall lapse and such awards will become free of all restrictions and become fully vested. The Board may amend, alter, suspend, discontinue or terminate the Inducement Plan at any time. If not sooner terminated by the Board, the Inducement Plan will terminate on January 1, 2020. The foregoing is only a summary of the material terms of the Inducement Plan and is qualified in its entirety by reference to the Inducement Plan, a copy of which has been filed with the SEC.

SECURITY OWNERSHIP

Stock Ownership Guidelines

We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Board of Directors has adopted stock ownership guidelines to establish its minimum expectations for our directors and executive officers with respect to this equity stake. As discussed above in the Compensation Discussion and Analysis, our executive officers are subject to stock ownership guidelines that provide that they should retain 75% of the shares awarded to them through our incentive plan, or acquired upon exercise of stock options awarded to them, net of taxes and exercise costs. This retention guideline applies so long as the individual remains an executive officer.

Prior to 2010, our non-employee stock ownership guidelines were expressed as a multiple of our annual cash retainer to be attained over a period of five years, coupled with a five-year retention guideline of 50% that applied to shares awarded for their service. In 2010, we amended the guidelines to eliminate the holding requirement expressed as a multiple of base salary and implemented a new retention guideline of 75% of the shares awarded to non-employee directors, or acquired upon exercise of stock options. This retention guideline applies irrespective of taxes paid for shares awarded and so long as the individual remains a non-employee director.

Beneficial Ownership of Directors, Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of March 8, 2011 (except with respect to ownership in the Piper Jaffray Companies Retirement Plan, which is reported as of December 31, 2010) by each of our directors, director nominees and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. The table also includes the number of shares of phantom stock that were deemed owned as of March 8, 2011 by each of our non-employee directors. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

	Shares of
	Piper Jaffray
Name of Beneficial Owner	Common Stock*		Phantom Shares**

Andrew S. Duff	297,893	(1)	—
James L. Chosy	47,147	(2)	—
Michael R. Francis	14,880	(3)	5,477
Virginia Gambale	—		3,033
B. Kristine Johnson	18,983	(4)	1,743
Brien O’Brien	422,699	(5)	—
Addison L. Piper	26,211	(6)	1,743
Lisa K. Polsky	7,500	(7)	10,905
Jon W. Salveson	189,285	(8)	—
Thomas P. Schnettler	224,896	(9)	—
Debbra L. Schoneman	36,910	(10)	—
Frank L. Sims	20,380	(11)	4,573
Jean M. Taylor	6,463	(12)	6,694
Michele Volpi	2,713	(13)	—
All directors, executive officers and other named executive officers (14 persons)	1,315,959	(14)	34,168

*	None of the individuals identified in this table owns more than 1% of Piper Jaffray common stock outstanding as of March 8, 2011 with the exception of Mr. Duff with 1.52%, Mr. O’Brien with 2.16%, and Mr. Schnettler with 1.15% . As a group, our directors, director nominees and executive officers hold 6.68% of Piper Jaffray common stock as of March 8, 2011. (These percentages are calculated using our outstanding shares as of the record date of 19,459,201 plus 251,913 shares of common stock covered by options that are currently exercisable for the group.) The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**	The directors have no voting or investment power with respect to the shares of phantom stock. All shares of phantom stock have been deferred pursuant to the Deferred Compensation Plan for Non-Employee Directors, as described above under “Compensation Program for Non-Employee Directors.”

(1)	Includes 26,979 shares of restricted stock that vest in full on February 16, 2013, 23,520 shares of restricted stock that will vest in three equal installments on February 15, 2012-14, 78,314 shares of restricted stock that will vest if the company meets a performance target of return on adjusted common equity of 11% over a twelve-month period, 82,431 shares of common stock held directly, 10 shares of common stock held by his two minor children, 2,092 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 84,547 shares of common stock covered by options that are currently exercisable.

(2)	Includes 3,822 shares of restricted stock that vest in full on February 16, 2013, 2,016 shares of restricted stock that will vest in three equal installments on February 15, 2012-14, 24,097 shares of restricted stock that will vest if the company meets a performance target of return on adjusted common equity of 11% over a twelve-month period, 5,483 shares of common stock held indirectly through a family trust, 1,750 shares of common stock held directly, 850 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 4 shares held in an individual retirement account, and 9,125 shares of common stock covered by options that are currently exercisable.

(3)	Includes 3,000 shares of common stock held directly and 11,880 shares of common stock covered by options that are currently exercisable.

(4)	Includes 1,573 shares of common stock held directly, 1,200 shares of common stock held in an individual retirement account, 4,330 shares of common stock held in a family trust, and 11,880 shares of common stock covered by options that are currently exercisable.

(5)	Includes 94,823 shares of common stock held directly, 262,780 shares of restricted stock that will vest in three equal installments on March 1, 2012-14, and 65,096 shares held in a trust in which a third party is designated as the sole trustee and has control over the investment decisions of the trust. Of the shares held in trust, 16,274 vested on March 1, 2011, and the remainder will vest in three equal installments on March 1, 2012-14. All of Mr. O’Brien’s shares were issued in connection with the acquisition of Advisory Research, and, of the shares issued to Mr. O’Brien, 201,886 are currently held in escrow pursuant to the indemnification escrow agreement entered into as part of the transaction.

(6)	Includes 13,370 shares of common stock held directly, 177 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 1,000 shares of common stock held in an individual retirement account, and 11,614 shares of common stock covered by options that are currently exercisable. The amount for Mr. Piper also includes 50 shares of common stock held by Mr. Piper’s spouse, as to which he disclaims beneficial ownership because he does not have voting or dispositive power over the shares.

(7)	All shares beneficially owned by Ms. Polsky are held directly.

(8)	Includes 15,429 shares of restricted stock that vest in full on February 16, 2013, 20,253 shares of restricted stock that will vest in three equal installments on February 15, 2012-14, 53,572 shares of restricted stock of which 50% will vest on May 15, 2011 and the remainder will vest in two equal installments on May 15, 2012-13, 51,728 shares of common stock held directly, 850 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 47,453 shares of common stock covered by options that are currently exercisable.

(9)	Includes 21,246 shares of restricted stock that vest in full on February 16, 2013, 17,980 shares of restricted stock that will vest in three equal installments on February 15, 2012-14, 66,266 shares of restricted stock that will vest if the company meets a performance target of return on adjusted common equity of 11% over a twelve-month period, 61,758 shares of common stock held directly, 850 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 56,796 shares of common stock covered by options that are currently exercisable.

(10)	Includes 4,722 shares of restricted stock that vest in full on February 16, 2013, 3,386 shares of restricted stock that will vest in three equal installments on February 15, 2012-14, 24,390 shares of restricted stock that will vest if the company meets a performance target of return on adjusted common equity of 11% over a twelve-month period, 2,786 shares of common stock held directly, 1 share of common stock held by her spouse, 850 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 775 shares of common stock covered by options that are currently exercisable.

(11)	Includes 8,500 shares of common stock held directly and 11,880 shares of common stock covered by options that are currently exercisable.

(12)	Includes 500 shares of common stock held directly and 5,963 shares of common stock covered by options that are currently exercisable.

(13)	All shares beneficially owned by Mr. Volpi are held directly.

(14)	Includes 72,198 shares of restricted stock that vest in full on February 16, 2013, 67,155 shares of restricted stock that will vest in three equal installments on February 15, 2012-14, 193,066 shares of restricted stock that will vest if the company meets a performance target of return on adjusted common equity of 11% over a twelve-month period, 53,572 shares of restricted stock of which 50% will vest on May 15, 2011 and the remainder will vest in two equal installments on May 15, 2012-13, 5,669 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 672,386 shares of common stock held directly, by family members, by family trusts or by a retirement or profit-sharing plan or account other than the Piper Jaffray Companies Retirement Plan, and 251,913 shares covered by options that are currently exercisable.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934 as of March 8, 2011, the persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

	Shares of
	Piper Jaffray
Name of Beneficial Owner	Common Stock	Percent of Class

BlackRock, Inc.	1,629,298(1)	7.84%
40 East 52nd Street New York, NY 10022
T. Rowe Price Associates, Inc.	1,275,615(2)	6.10%
100 E. Pratt Street Baltimore, MD 21202

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011, by BlackRock, Inc. BlackRock reported sole voting and dispositive power with respect to all 1,629,298 shares reported in the table.

(2)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2011 by T. Rowe Price Associates, Inc. T. Rowe Price Associates reported that it has sole voting power as to 262,550 shares and sole dispositive power as to 1,275,615 shares. T. Rowe Price Associates serves as investment advisor to certain individual and institutional clients holding the shares listed above, and as an investment advisor may be deemed to have beneficial ownership of the shares owned by its advisory clients. T. Rowe Price Associates disclaims beneficial ownership of these shares.

T. Rowe Price Associates, Inc. is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the Securities and Exchange Commission. Based on our knowledge and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2010 have been satisfied with the following two exceptions: (1) one report filed by the company on behalf of Mr. O’Brien inadvertently omitted shares of the company indirectly held (this report was subsequently amended) and (2) one report filed by the company on behalf of David I. Wilson was not filed in a timely manner following the forfeiture of shares for tax purposes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Transactions with Related Persons

From time to time in the ordinary course of business, Piper Jaffray, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Jaffray or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm’s-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Jaffray, such as asset management and financial advisory services. With respect to our executive officers and employee directors, such goods and services are provided on terms comparable to those extended to employees of our company generally. With respect to our non-employee directors and their affiliates, such goods and services are provided on substantially the same terms as those prevailing at the time for comparable transactions with non-employees.

T. Rowe Price Associates, Inc. acts as investment advisor to client accounts that own greater than 5% of the outstanding shares of our common stock and client accounts managed by BlackRock, Inc. and its affiliates own greater than 5% of the shares of our common stock. We engage in ordinary course trading, brokerage and similar transactions with both T. Rowe Price and BlackRock, and these transactions are negotiated on an arms-length basis and contain customary terms and conditions. From time to time, certain of our directors, executive officers and other employees who are accredited investors may invest their personal funds directly in funds managed by Piper Jaffray, through our subsidiaries, on substantially the same terms and with the same conditions as the other investors in these funds.

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interests, our Board of Directors has adopted a written policy governing our company’s transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest: (a) our executive officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) immediate family members of any executive officer or director, and (d) the primary business affiliation of any person described in (a), (b) or (c). Unless exempted from the policy, related person transactions must be submitted for review by our Nominating and Governance Committee. The Nominating and Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Nominating and Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board of Directors also may exercise the powers and duties of the Nominating and Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission are exempted from the definition of related person transactions under our policy.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Jaffray Companies for the year ended December 31, 2010 were audited by Ernst & Young LLP, independent auditor for the company.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.	Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

3.	Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Directors of Piper Jaffray Companies the inclusion of the audited consolidated financial statements in Piper Jaffray’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Piper Jaffray Companies
Frank L. Sims, Chairperson
Virginia Gambale
Lisa K. Polsky

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2010 and 2009. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2010 and 2009, as well as fees for the review of our interim consolidated financial statements for each quarter in 2010 and 2009 and for all other services performed for 2010 and 2009 by Ernst & Young LLP.

	2010	2009

Audit Fees	$941,300	$860,400
Audit-Related Fees(1)	70,500	45,000
Tax Fees	0	0
All Other Fees(2)	2,820	8,895

Total	1,014,620	914,295

(1)	Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2010 and 2009 included services relating to IRA Keogh agreed-upon procedures, employee benefit plan audits, security custody surprise audit count and the issuance of an independent auditor’s report on controls placed in operation and tests of operating effectiveness.

(2)	For all other fees in 2010 and 2009, services consist of capital markets accounting consultations.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 24, 2010, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date.

ITEM 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2011. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies and our subsidiaries for the year ending December 31, 2011. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the officers included in this proxy statement, as we have described it in the “Executive Compensation” section. While this vote is advisory, and not binding on our company, the Compensation Committee of the Board of Directors will consider the outcome of the vote when making future compensation decisions for our executive officers. Following are some of the key points of our 2010 executive compensation program:

Our compensation practices demonstrate sound corporate governance. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders. Our executive compensation program currently includes:

•	No employment agreements

•	No stand-alone change-in-control agreements

•	No tax gross-ups

•	Limited perquisites

•	Stock ownership guidelines requiring 75% retention (net of taxes and exercise costs)

•	Meaningful annual equity awards granted in lieu of — not in addition to — annual cash incentives

We have designed our annual incentive and long-term compensation programs to be pay-for-performance. Our annual incentive plan is funded through profitability, and awards from this plan correspond with our level of profitability for a given year. For 2010, year-over-year net income declined by $6 million and total compensation, including annual incentives, for our chief executive officer and president and chief operating officer declined. Total compensation (as measured internally by the company) declined by 7.14% for our chief executive officer and 8.33% for our president and chief operating officer, with annual incentives decreasing by 17.01% and 19.44%, respectively. In 2008, we failed to achieve profitability during the credit crisis, and no annual incentive payments were awarded (i.e., executives were only paid their base salary).

We took steps in 2010 to improve our long-term financial performance and achieved record revenues. We materially diversified our business mix with the acquisition of Advisory Research, Inc., a Chicago-based asset management firm, increasing the portion of our net revenues attributable to our asset management business to 13% in 2010 from 3% in 2009. In addition, we significantly restructured our European operations, which will improve our financial performance going forward and allow us to invest more resources to China, where we believe we have compelling opportunities. We generated revenues of $530.1 million, up from $486.8 million in 2009 and our highest level of revenues since becoming a public company.

The Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement), is hereby approved.

The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution.

ITEM 4 — ADVISORY (NON-BINDING) VOTE RECOMMENDING THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding indication from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory vote on executive compensation. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of three years.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. A triennial vote would allow our executive compensation program to be evaluated over a three-year time frame and in relation to our long-term performance, which we believe is the appropriate time frame for our company.

A triennial vote will provide us with the time to thoughtfully respond to shareholders’ views and implement any necessary changes. We carefully review changes to our program over the long-term to maintain its consistency and credibility, which is important in motivating and retaining our employees. An annual vote has the potential to over-emphasize short-term performance, which may not accurately reflect progress towards our long-term strategic goals. Also, because our annual meeting of shareholders is in May of each year, our ability to effectively alter a particular compensation program may be limited or have a negative impact on our ability to retain executives. We therefore believe that a triennial vote is an appropriate frequency to provide the Compensation Committee and management sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes.

Accordingly, we request that our shareholders select “Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board of Directors recommends that you vote for “THREE YEARS” as the frequency of future advisory votes on executive compensation.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In order for a shareholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2012 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before November 17, 2011. The proposal should be addressed to Piper Jaffray Companies, Attention: James L. Chosy, Secretary, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2012 annual meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 5, 2012, and no later than February 4, 2012.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Jaffray Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402, (612) 303-6277. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of Piper Jaffray.

James L. Chosy
Secretary

Dated: March 16, 2011

LOCATION OF PIPER JAFFRAY COMPANIES ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 4, 2011, at 2:30 p.m.
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402

Target Center
1st Ave. N.
Hennepin Ave.
Washington Ave.
11th Street N.
12th St. N.
Marquette Ave.
4th Street S.
Nicollet Mall
7th Street S.
8th Street S.
9th Street S.
5th Ave. S.
11th Street S.
12th Street S.
Chicago Avenue S.
Hubert H. Humphrey Metrodome
Minneapolis Convention Center
LaSalle Ave.
8th St. South
9th St. South
Nicollet Mall

N
MPLS.
ST. PAUL
INT'L AIRPORT

PARKING: Recommended in the U.S. Bancorp Center Public Parking on LaSalle Avenue. The entrance is on LaSalle Avenue between 8th and 9th streets.

FROM THE NORTH:
Take I-94 South/East to 4th Street exit. Continue straight onto 4th Street North. Turn right onto 1st Avenue North. Turn left onto 8th Street North. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your left.

FROM THE SOUTH (AIRPORT):
Take I-494 West from the Minneapolis Airport. Take the I-35 North exit and go north on 1-35 towards DOWNTOWN EXITS. Take the 5th Avenue South exit. Turn left onto 9th Street South. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your right.

FROM THE EAST:
Take I-94 West towards Minneapolis. Take the 11th Street South exit.
Turn slight left to take the 11th Street South ramp. Turn slight left onto 11th Street South. Turn right onto LaSalle. Follow LaSalle Avenue for 2.5 blocks and U.S. Bancorp Center Public Parking will be on your right.

FROM THE WEST:
Take I-394 East towards Minneapolis. Take the 12th Street North exit.
Turn slight right onto 12th Street North. Turn left onto Hennepin Avenue. Turn right onto 8th Street South. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your left.

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 4, 2011
2:30 p.m. (Central Daylight Time)
Piper Jaffray Companies
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.piperjaffray.com/proxymaterials.

M32573-P06889
PIPER JAFFRAY COMPANIES
PROXY FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint James L. Chosy and Debbra L. Schoneman, together and separately, as proxies, to vote all shares of common stock that I have power to vote at the annual meeting of shareholders to be held on May 4, 2011 in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place.
This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR three years under Proposal 4 and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

800 NICOLLET MALL, SUITE 800 MAIL STOP J09N05 MINNEAPOLIS, MN 55402
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Tuesday, May 3, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Piper Jaffray Companies in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Tuesday, May 3, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M32572-P06889                                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PIPER JAFFRAY COMPANIES			For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01) Andrew S. Duff	05) Lisa K. Polsky
	02) Michael R. Francis	06) Frank L. Sims
	03) B. Kristine Johnson	07) Jean M. Taylor
	04) Addison L. Piper	08) Michele Volpi

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2011.		☐	☐	☐

3.	Advisory resolution approving the compensation of the officers disclosed in the proxy statement, or a “say-on-pay” vote.		☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote recommending the frequency of future say-on-pay votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[E-mail notice regarding electronic delivery of proxy materials sent by Broadridge Financial Solutions to Piper Jaffray Companies employee-shareholders and to non-employee shareholders who have elected to receive proxy materials by electronic delivery]
PROXYVOTE.COM
You are receiving this e-mail because you are either an employee-shareholder of Piper Jaffray Companies, with access to company e-mail, or you are a non-employee shareholder who previously elected to receive your proxy card and other proxy materials by electronic delivery.
You will not receive a proxy card or other proxy materials by mail.
Instead, this e-mail contains instructions on how to access the 2010 Annual Report to Shareholders and the 2011 Proxy Statement for Piper Jaffray Companies and how to vote shares via the Internet.
Please read the instructions carefully before proceeding.
Important Notice Regarding the Availability of Proxy Materials
This is a NOTIFICATION of the:
Piper Jaffray Companies 2011 Annual Meeting of Shareholders
RECORD DATE: March 8, 2011
MEETING DATE: May 4, 2011
CUSIP NUMBER: _______________
CONTROL NUMBER: ________________
This e-mail represents all shares in the following account(s): ________________________
Please review the Piper Jaffray Companies 2010 Annual Report to Shareholders and 2011 Proxy Statement before voting. The Proxy Statement discusses the proposals to be voted on, information about the annual meeting and voting, and other information about the company. You can view the Piper Jaffray Companies 2010 Annual Report to Shareholders and 2011 Proxy Statement and enter your voting instructions at the following site. If your browser supports secure transactions you will be automatically directed to a secure site.
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